EXHIBIT 99.3

FIRST PARTY: Mr. Jeremy Dean Harris, British national, married in conformity with the matrimonial regime of his country, resident of Benalmadena, address, Calle Espiga, Vista de Mena, Bajo I, holder of a resident card and NIE n(0)X3570493L.

SECOND PARTY: Don Graham James, British national married in accordance with the law of his country, with address in Urbanizacion Puebla Blanca, n(0)63, Pasaje del Cura, Torreblanca, Fuengirola, 29640, passport n(0)400179742 and N.I.E. n(0)

                                  REPRESENTING

Mr. Harris, in his own name and right and on behalf and representation as administrator of ARROW CARS S.L. with C.I.F. n (0) B92914282 with head office in Avenida de Mijas, n (0) 1, office 1, 29630 Benalmadena (Malaga) constituted before the Notary of Benalmadena Ms. Amelia Marin Garcia on January 21 of 2.008, under the number 76 of her protocol and registered in the Mercantile Registry of Malaga - Reference: volume 4467, book 3376, folio 196, sheet MA-95972, inscription 1.

Mr. James in his own name and right.

                                     EXIBIT

I.- Mr. James is interested in providing a guarantee to the company ARROW CARS S.L. in order to obtain the finance needed for the development of the business activity of the company.

II.- ARROW CARS S.L. is interested in obtaining the following guarantee, to which both parties agree:

                                     CLAUSES

FIRST.- Mr. James agrees to provide a guarantee in favor of ARROW CARS S.L. by means of the property identified as Finca 13.808; folio 186 vto.; tomo 1311; libro 681 of the Land Registry of Fuengirola, in order to obtain the finance needed by the company.

Mr.  James  states  the  above  mentioned   property  is  free  of  charges  and
encumbrances. Mr. James commits to maintain the property in this situation during the period of this contract.
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SECOND.- PURPOSE OF THE INVESTMENT:  Mr. James agrees that the guarantee will be given for the sole purpose of obtaining to ARROW CARS S.L. the finance needed for the purchase of cars, used for the development of the business activity of the company.

THIRD.- Also ARROW CARS S.L. commits to pay the financial costs of the financial facilities obtained and to maintain enough balance in its bank account to satisfy the mentioned payments during the validity of this contract.

FOURTH.- REPAYMENT: Once the valuation of the property mentioned will be done and established by the Bank chosen by ARROW CARS S.L. for obtaining the mentioned finance, the amount of the credit given, ARROW CARS S.L. agrees to pay quarterly to Mr. James in the bank account he will state, 7% annual on the amount above mentioned.

In order to establish the exact amount of the repayment to be made to Mr. James, the amount on which the mentioned 7% will be calculated will be the one reflected in the final official document to be signed with the Bank, where the conditions of the loan obtained by the company, will be agreed.

Also the above mentioned document and the valuation of the property will be part of the present contract with the purpose of accurately explain the last two paragraphs.

Fifth.- PERIOD OF THE GUARANTEE: The guarantee given in favor of ARROW CARS S.L. is, initially agreed , for the period of time between the 15th of April 2010 and the 15th of April 2013. This day Mr. James will have to communicate by any reliable manner to ARROW CARS S.L. his wish to finish this agreement through letter sent to the social address of the company.

In case Mr. James will not make this communication and whilst he will not make it the agreement will be renewed for periods of twelve months automatically and successively.

Sixth.- LISTING IN THE STOCK MARKET: ARROW CARS S.L., intends, in the period of time mentioned in the previous clause, to make all the efforts needed to list the company in the Public Stock Market, in the form and place the company and its advisors will choose.

In case the above will result successful and ARROW CARS S.L. will be listed in the Public Stock Market, ARROW CARS S.L. agrees to repay in full the amount of the burden existing on Mr. James' property and to assign to Mr. James a number of shares of the company listed, for an equal value to the initial amount of the finance obtained by the company by means of his guarantee. Amount established in accordance with the clause four of this contract.

In case ARROW CARS S.L. will not be listed in the Public Stock Market, the company will be able to cancel this contract through the replacement in the Bank of the guarantee given by Mr. James.

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Seventh.-  Mr.  Graham James agrees to attend to any signings or meetings at the
Notary office, or other offices, will be needed to execute what has been agreed in this contract.

Eighth.- ARROW CARS S.L. will pay any Notary or Land registry costs needed to obtain the finance mentioned in this contract.

Ninth.- This contract is written in English and in Spanish. Both parties agree that the English version is included to help the clarity and transparency between the parties, being, legally, the unique valid version the Spanish.

TENTH.- JURISDICTION AND APPLICABLE LAW: Both parties accept the competence of the Malaga Court in any dispute or difference in relation to the fulfilling, interpretation or implementation of this contract.

Also, both parties agree that applicable Law to this contract will be the Spanish Law.

Which both parties sign in double copy and to its effects, in Malaga on 25th of May 2010.

ARROW CARS S.L.                                   Graham James


By: /s/ Jeremy D. Harris                          /s/ Graham James
    -------------------------------               ------------------------------
    Its Authorized Officer

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